Exhibit 10.22
THE CORPORATE EXECUTIVE BOARD COMPANY
STANDARD TERMS AND CONDITIONS FOR
NON-QUALIFIED STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
(Mandatory Net Share Settlement)
These Standard Terms and Conditions apply to any Non-Qualified Stock Option and Stock Appreciation Rights granted after February 1, 2010 under The Corporate Executive Board Company 2004 Stock Incentive Plan (as amended) (the “Plan”) which are evidenced by a Term Sheet or an action of the Administrator that specifically refers to these Standard Terms and Conditions.
1.	TERMS OF NON-QUALIFIED STOCK OPTION AND STOCK APPRECIATION RIGHTS

THE CORPORATE EXECUTIVE BOARD COMPANY, a Delaware corporation (the “Company”), has granted to the Optionee named in the Term Sheet provided to said Optionee herewith (the “Term Sheet”) a non-qualified stock option or a stock appreciation right (hereafter referred to as the “Option”) to purchase up to the number of shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), set forth in Term Sheet, at the purchase price per share and upon the other terms and subject to the conditions set forth in the Term Sheet, these Standard Terms and Conditions (as amended from time to time), and the Plan. For purposes of these Standard Terms and Conditions and the Term Sheet, any reference to the Company shall include a reference to any Subsidiary, as such term is defined in the Plan.

2.	NON-QUALIFIED STOCK OPTION OR STOCK APPRECIATION RIGHT

The Option is not intended to be an incentive stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

3.	EXERCISE OF OPTION

The Option shall not be exercisable as of the Grant Date set forth in the Term Sheet. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Option shall be exercisable to the extent it becomes vested, as described in the Term Sheet, to purchase up to that number of shares of Common Stock as set forth in the Term Sheet provided that (except as set forth in Section 4.C. below) Optionee remains employed with the Company and does not experience a termination of employment prior to the applicable vesting date. The vesting period and/or exercisability of an Option may be adjusted by the Administrator to reflect the effects of any period during which the Optionee is on an approved leave of absence or is employed on a less than full time basis, provided that no such adjustment may be made which would result in an accounting charge to the Company.

To exercise the Option (or any part thereof), Optionee shall deliver a “Notice of Exercise” to the Company specifying the number of whole shares of Common Stock Optionee wishes to purchase and how Optionee’s shares of Common Stock should be registered (in Optionee’s name only or in Optionee’s and Optionee’s spouse’s names as community property or as joint tenants with right of survivorship).

The exercise price (the “Exercise Price”) of the Option is set forth in the Term Sheet. The Company shall not be obligated to issue any shares of Common Stock until Optionee shall have paid the total Exercise Price for that number of shares of Common Stock. Unless the Administrator permits or requires the Optionee to pay the Exercise Price in such other form(s) of consideration as the Administrator in its discretion shall specify pursuant to the Plan, the Exercise Price shall be paid by the Company withholding from the shares of Common Stock otherwise issuable to the Optionee upon the exercise of the Option (or portion thereof) the whole number of shares (rounded up) having a fair market value on the date of exercise sufficient to satisfy the Exercise Price. If the withheld shares are not sufficient to pay the Exercise Price, the Optionee shall pay to the Company on the date of exercise any amount of the Exercise Price that is not satisfied by the withholding of shares of Common Stock described above and if the withheld shares are more than sufficient to satisfy the Exercise Price the Company shall make such arrangement as it determines appropriate to credit such amount for the Optionee’s benefit.

Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws.

4.	EXPIRATION OF OPTION
Except as provided in this Section 4, the Option shall expire and cease to be exercisable as of the Expiration Date set forth in the Term Sheet.
A.
Upon the Optionee’s Termination of employment (as defined in the Plan) as a result of the death of the Optionee, (i) any part of the Option that is unexercisable as of such Termination of employment shall immediately become exercisable, and (ii) the unexercised portion of the Option shall be exercisable by the Optionee’s estate, heir or beneficiary at any time during the twelve (12) months following such Termination of employment and shall expire on the earlier of the first anniversary of such Termination of employment or the Expiration Date of the Option.

B.
Upon the Optionee’s Termination of employment as a result of the Total and Permanent Disablement (as defined in the Plan) of the Optionee, (i) any part of the Option that is unexercisable as of such Termination of employment shall immediately become exercisable, and (ii) the unexercised portion of the Option shall be exercisable by the Optionee at any time during the twelve (12) months following such Termination of employment and shall expire on the earlier of the first anniversary of such Termination of employment or the Expiration Date of the Option.

C.
Upon the Optionee’s Termination of employment due to Retirement (as defined in the Plan), (i) any part of the Option that is unexercisable as of such Termination of employment shall immediately become exercisable, and (ii) the unexercised portion of the Option shall be exercisable by the Optionee at any time during the twelve (12) months following such Termination of employment and shall expire on the earlier of the first anniversary of such Termination of employment or the Expiration Date of the Option.

D.
Upon Optionee’s Termination of employment for any reason other than the Optionee’s death, Total and Permanent Disablement or Retirement and except as otherwise provided under paragraph (E) of this Section 4, (i) any part of the Option that is unexercisable as of such Termination of employment shall remain unexercisable and shall terminate as of such Termination of employment, and (ii) any part of the Option that is exercisable as of such Termination of employment shall expire on the earlier of ninety (90) days following such Termination of employment or the Expiration Date of the Option.

E.
If, within one year after a Change of Control (as defined in Section 12 hereof), the Optionee incurs a Termination of employment for any reason other than for Cause (as defined in Section 12 hereof) or voluntary resignation by the Optionee, the Option shall become exercisable in its entirety upon the date of such Termination of employment and shall expire on the earlier of the first anniversary of such Termination of employment or the Expiration Date of the Option. The Option shall become exercisable in its entirety one year after a Change of Control if the Optionee is employed by the Company at such time.

5.	RESTRICTIONS ON RESALES OF OPTION SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Optionee or other subsequent transfers by the Optionee of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Optionee and other optionholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.	INCOME TAXES

The Optionee will be subject to federal and state income and other tax withholding requirements on the date (generally, the date of exercise) determined by applicable law (any such date, the “Taxable Date”), based on the excess of the fair market value of the shares of Common Stock underlying the portion of the Option that is exercised over the Exercise Price. The Optionee will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the exercise of the Option, including any such taxes that are required to be withheld and paid over to the applicable tax authorities (the “Tax Withholding Obligation”). The Optionee will be responsible for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company in its sole discretion.

By accepting the Option the Optionee agrees that, unless and to the extent the Optionee has otherwise satisfied the Tax Withholding Obligations in a manner permitted or required by the Administrator pursuant to the Plan, the Company is authorized to withhold from the shares of Common Stock issuable to the Optionee in respect of Vested Units the whole number of shares (rounding up) having a value (as determined by the Company consistent with any applicable tax requirements) on the Taxable Date or the first trading day before the Taxable Date sufficient to satisfy the applicable Tax Withholding Obligation. If the withheld shares are not sufficient to satisfy the Optionee’s Tax Withholding Obligation, the Optionee agrees to pay to the Company as soon as practicable any amount of the Tax Withholding Obligation that is not satisfied by the withholding of shares of Common Stock described above and if the withheld shares are more than sufficient to satisfy the Optionee’s Tax Withholding Obligation the Company shall make such arrangement as it determines appropriate to credit such amount for the Optionee’s benefit.

At any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a settlement date), the Optionee may elect to satisfy all or any part of the Optionee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient (in light of the uncertainty of the exact amount thereof) to so satisfy the Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a certified check payable to the Company, or (iii) such other means as specified from time to time by the Administrator, in each case unless the Company has specified prior to such date that the Optionee is not permitted to so satisfy the Tax Withholding Obligation.

The Company may refuse to issue any shares of Common Stock to the Optionee until the Optionee satisfies the Tax Withholding Obligation. The Optionee acknowledges that the Company has the right to retain without notice from shares issuable upon exercise of the Option (or any portion thereof) or from salary or other amounts payable to the Optionee, shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

The Optionee is ultimately liable and responsible for all taxes owed by the Optionee in connection with the Option, regardless of any action the Company takes or any transaction pursuant to this Section 6 with respect to any tax withholding obligations that arise in connection with the Option. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or exercise of the Option or the subsequent sale of any of the shares of Common Stock acquired upon exercise of the Option. The Company does not commit and is under no obligation to structure the Option to reduce or eliminate the Optionee’s tax liability.

7.	NON-TRANSFERABILITY OF OPTION

Unless otherwise provided by the Administrator, the Optionee may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Optionee during his or her lifetime. The Company may cancel the Optionee’s Option if the Optionee attempts to assign or transfer it in a manner inconsistent with this Section 7.

8.	THE PLAN AND OTHER AGREEMENTS

In addition to these Terms and Conditions, the Option shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan.

The Term Sheet, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Optionee and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

9.	LIMITATION OF INTEREST IN SHARES SUBJECT TO OPTION

Neither the Optionee (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Optionee shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Term Sheet or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Term Sheet, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Optionee any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Optionee’s employment at any time for any reason.

10.	NOTICES

All notices, requests, demands and other communications pursuant to these Standard Terms and Conditions shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

If to the Company to:

The Corporate Executive Board Company 1919 North Lynn Street Arlington, Virginia 22209 Attention: Chief Financial Officer

If to the Optionee, to the address set forth below the Optionee’s signature on the Term Sheet.

11.	GENERAL

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Administrator in its total and absolute discretion. In the event the Optionee or other holder of an Option believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Optionee or other optionholder may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Optionee and any other option holder hereby explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within 30 days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board of Directors who are neither members of the Compensation Committee of the Board of Directors nor employees of the Company. If there are no such members of the Board of Directors, the arbitrator shall be selected by the Board of Directors. The arbitrator shall be an individual who is an attorney licensed to practice law in the District of Columbia. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

12.	DEFINITIONS

For purposes of this Agreement, the terms set forth below shall have the following meanings:
A.
“Cause” means the commission of an act of fraud or theft against the Company; conviction for any felony; conviction for any misdemeanor involving moral turpitude which might, in the Company’s opinion, cause embarrassment to the Company; significant violation of any material Company policy; willful or repeated non-performance or substandard performance of material duties which is not cured within thirty (30) days after written notice thereof to the Optionee; or violation of any material District of Columbia, state or federal laws, rules or regulations in connection with or during performance of the Optionee’s work which, if such violation is curable, is not cured within thirty (30) days after notice thereof to the Optionee.

B.	“Change of Control” means any of the following:
1.
the “acquisition” by a “person” or “group” (as those terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder), other than by Permitted Holders, of beneficial ownership (as defined in Exchange Act Rule 13d-3) directly or indirectly, of any securities of the Company or any successor of the Company immediately after which such person or group owns securities representing 50% or more of the combined voting power of the Company or any successor of the Company;

2.
within any 12-month period, the individuals who were directors of the Company as of December 31, 2005 (the “Incumbent Directors”) ceasing for any reason other than death or disability to constitute at least a majority of the Board of Directors, provided that any director who was not a director as of December 31, 2005 shall be deemed to be an Incumbent Director if such director was appointed or elected to the Board of Directors by, or on the recommendation or approval of, at least a majority of directors who then qualified as Incumbent Directors, provided further that any director appointed or elected to the Board of Directors to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director; or

3.
approval by the stockholders of the Company of any merger, consolidation or reorganization involving the Company, unless either (A) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 60% of the combined voting power of the company(ies) resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (B) the stockholders of the Company immediately after such merger, consolidation or reorganization include Permitted Holders;

4.
approval by the stockholders of the Company of a transfer of 50% or more of the assets of the Company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the Company’s revenues or income (for the avoidance of doubt, “assets” for this purpose shall exclude cash, cash equivalents and marketable securities), unless the person to which such transfer is made is either (A) a Subsidiary of the Company, (B) wholly owned by all of the stockholders of the Company, or (C) wholly owned by Permitted Holders; or

5.	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
C.	“Permitted Holders” means:
1.	the Company,
2.	any Subsidiary,
3.	any employee benefit plan of the Company or any Subsidiary, and
4.
any group which includes or any person who is wholly or partially owned by a majority of the individuals who immediately prior to such acquisition of securities or stockholder approval under Sections A(i), A(iii) or A(iv) are executive officers (as defined in Exchange Act Rule 3b-7) of the Company or any successor of the Company; provided that immediately prior to and for six months following such acquisition of securities or stockholder approval such executive officers of the Company are beneficial owners (as defined in Exchange Act Rule 16a-1(a)(2)) of the common stock of the Company or any successor of the Company; and provided further that such executive officers’ employment is not terminated by the Company or any successor of the Company (other than as a result of death or disability) during the six months following such acquisition of securities or stockholder approval. A Change of Control shall be deemed to have occurred on any date within six months following an acquisition of securities or stockholder approval under Sections A(i), A(iii) or A(iv) on which any of the conditions set forth in this clause (iv) cease to be satisfied.

D.	“Subsidiary” means any corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock in such corporation.